EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

The following is a list of subsidiaries of Registrant as of June 10, 2004, other than subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as defined by Securities and Exchange Commission Regulation S-X.

NAME OF SUBSIDIARY	STATE OF INCORPORATION
American Growers Insurance Company (1)	Nebraska
American Agrisurance Inc. (5)	Iowa
Acceptance Insurance Services, Inc. (5)	Nebraska
Acceptance Insurance Company (2)	Nebraska
American Agrijusters, Inc. (3)	Iowa
U.S. Ag Insurance Services Inc. (4)	Texas

(1)	A wholly owned subsidiary of Acceptance Insurance Companies Inc. (the “Company”). American Growers Insurance Company (“AGIC”) was placed into rehabilitation by the District Court of Lancaster County, Nebraska on December 20, 2002. Effective as of December 20, 2002, AGIC and its subsidiaries ceased to be under the control of the Company and are not included as consolidated subsidiaries of the Company after that date.
(2)	A wholly owned subsidiary of Acceptance Insurance Companies Inc.
(3)	A wholly owned subsidiary of American Growers Insurance Company. See (1).
(4)	An approximately 60% owned subsidiary of American Growers Insurance Company. See (1).
(5)	A wholly owned subsidiary of Acceptance Insurance Companies Inc. formerly operating under the Agricultual Segment.